MANAGEMENT AGREEMENT



    THIS MANAGEMENT AGREEMENT made between the FRANKLIN RISING DIVIDENDS FUND (hereinafter called the "Fund") a series of the Franklin Managed Trust, a Massachusetts business trust (hereinafter called the "Trust"), and FRANKLIN ADVISORY SERVICES, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter called the "Manager").

                             W I T N E S S E T H :

    WHEREAS,   the  Trust  is  an  open-end   management   investment  company,
registered as such under the Investment Company Act of 1940; and

    WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

    WHEREAS, the Trust desires to retain the Manager to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services.

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. The Trust hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment management services with respect to the assets of the Fund, subject to the supervision and direction of the Trust's Board of Trustees. The Manager shall, except as otherwise provided for herein, render or make available all administrative services needed for the management and operation of the Fund, and shall, as part of its duties hereunder, (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund's assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations,
(ii) furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may request, (iii) furnish such office space and personnel as is needed by the Fund, and (iv) in general superintend and manage the investments of the Fund, subject to the ultimate supervision and direction of the Trust's Board of Trustees.

     2. The Manager shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

     3. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed that the services to be rendered by the Manager to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     4. The Manager agrees to use its best efforts in the furnishing of such advice and recommendations to the Fund, in the preparation of reports and information, and in the management of the Fund's assets, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

     5. The Fund will from time to time furnish to the Manager detailed statements of the investments and assets of the Fund and information as to its investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Fund or available to it and such other information as the Manager may reasonably request.

     6. The Manager shall bear and pay the costs of rendering the services to be performed by it under this Agreement including the fees and costs of any sub-adviser with which the Manager has contracted. The Fund shall bear and pay for all other expenses of its operation, including, but not limited to, expenses incurred in connection with the issuance, registration and transfer of its shares; fees of its custodian, transfer and shareholder servicing agent; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required by the Investment Company Act of 1940; expenditures in connection with meetings of the Fund's Shareholders and Board of Trustees, except those called solely to accommodate the Manager; salaries of officers and fees and expenses of Board of Trustees or members of any advisory board or committee of the Fund who are not members of, affiliated with or interested persons of the Manager;
salaries of personnel (who may be employed by the Manager) involved in placing orders for the execution of the Fund's portfolio transactions or in maintaining registration of its shares under applicable securities laws; insurance premiums on property or personnel of the Fund which inure to its benefit; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to its shareholders; expenses incurred in the distribution of the Fund's shares pursuant to the Rule 12b-1 Distribution
Plan between the Fund and Franklin Distributors, Inc.; legal, auditing and accounting fees; trade association dues; fees and expenses of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed. The Fund is obligated to pay for certain accounting, bookkeeping and recordkeeping functions which are performed by the Manager. The Fund shall pay to the Manager a separate fee of $40,000 per year for the performance of such services. To the extent the Manager or an affiliate thereof incurs any other costs or performs any other services which are an obligation of the Fund, as set forth herein, the Fund shall promptly reimburse the Manager or such affiliate for such costs and expenses.

     7. (a) The Fund agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management services furnished or provided to the Fund and as full reimbursement for all expenses assumed by the Manager, a management fee computed at the rate of 0.75% per annum on the first $500 million of the average daily net assets of the Fund, 0.625% per annum on the next $500 million of the average daily net assets of the Fund, and 0.50% per annum on the average daily net assets of the Fund in excess of $1 billion.

            (b) The management fee shall be accrued daily by the Fund and paid to the Manager on the first business day of the succeeding month. The initial monthly fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement. The fee to the Manager shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month. If this Agreement is terminated prior to the end of any month, the fee to the Manager shall be payable within ten (10) days after the date of termination.

            (c) To the extent that the gross operating costs and expenses of the Fund (excluding any interest, taxes, brokerage commissions, amortization of organization expense, and, with the prior written approval of any state securities commission requiring same, any extraordinary expenses, such as litigation), exceed the most stringent expense limitation requirements of the states in which shares of the Fund are qualified for sale, the Manager shall reimburse the Fund for the amount of such excess.

            (d) The Manager may waive any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement. Any such waiver shall be applicable only with respect to the specific items waived and shall not constitute a waiver of any future compensation or reimbursement due to the Manager hereunder.

     8. The Manager agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any trust, pension, profit sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act of 1940, as amended.

     9. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or By-Laws or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Fund.

     10. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

           (b) Notwithstanding the foregoing, the Manager agrees to reimburse the Fund for any and all costs, expenses, and counsel fees reasonably incurred by the Fund in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, the holding of meetings of the shareholders, or Board of Trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Fund incurs as the result of action or inaction of the Manager or any of its shareholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the shares or control of the Manager or its affiliates (or litigation related to any pending or proposed future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Trust's Board of Trustees; or (ii) is within the sole control of the Manager or any of its affiliates or any of their officers, directors, employees or shareholders. The Manager shall not be obligated pursuant to the provisions of this Subparagraph 10(b), to reimburse the Fund for any expenditures related to the institution of an administrative proceeding or civil litigation by the Fund or a Fund shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect, the Manager shall pay to the Fund the amount due for expenses subject to this Subparagraph 10(b) within thirty (30) days after a bill or statement has been received by the Fund therefor. This provision shall not be deemed to be a waiver of any claim the Fund may have or may assert against the Manager or others for costs, expenses, or damages heretofore incurred by the Fund or for costs, expenses, or damages the Fund may hereafter incur which are not reimbursable to it hereunder.

          (c) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer, director or employee of the Manager, from liability in violation of Sections 17(h) and (i) of the Investment Company Act of 1940, as amended.

     11. This Agreement shall remain in effect for a period of two years from its effective date, unless sooner terminated as hereinafter provided, and shall continue in effect thereafter for periods not exceeding one year so long as such continuation is approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

     12. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to the Manager, and by the Manager upon sixty (60) days' written notice to the Trust.

     13. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act of 1940, as amended.

     14. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund.

     15. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     16.   If any provision of this Agreement  shall be held or made invalid by
a  court  decision,   statute,  rule,  or  otherwise,  the  remainder  of  this
Agreement shall not be affected thereby.

     17. The term "majority of the outstanding voting securities" of the Fund shall have the meaning as set forth in the Investment Company Act of 1940, as amended.

     18. In consideration of the execution of this Agreement, the Manager hereby grants to the Fund and to the Trust the right to use the name "Franklin" as part of their names. The Trust agrees that in the event this Agreement is terminated, the Fund shall immediately take such steps as are necessary to remove the reference to "Franklin" from its name.

     19. The Manager acknowledges that it has received notice of and accepts the limitations of liability set forth in the Declaration of Trust of the Trust, and it agrees that the Fund's obligations hereunder shall be limited to the Fund and the assets of the Fund, and no party shall seek satisfaction of any such obligation from any shareholder, Trustee, officer, employee or agent of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 1st day of April, 1999.



FRANKLIN MANAGED TRUST on behalf of the
FRANKLIN RISING DIVIDENDS FUND


By:     /S/ DEBORAH R. GATZEK
        --------------------------
        Deborah R. Gatzek
Title:  Vice President & Secretary



FRANKLIN ADVISORY SERVICES, LLC


By:     /S/ LESLIE M. KRATTER
        ---------------------
        Leslie M. Kratter
Title:  Secretary